Exhibit 10.11

            Manufacturing and Marketing License and Royalty Agreement


This Manufacturing and Marketing and Royalty Agreement (this "Agreement") is entered into by and between RA Medical Systems, Inc., a California corporation ("RA") and Surgilight, Inc., a Florida corporation ("SRGL"), effective as of ______________, 2003.


A. SRGL has received clearances from the US Food and Drug Administration ("FDA"), denominated 510K k993328 and k020973, to market a laser device having certain specifications, ("Specifications"). The FDA clearances referred to the device as EX-308. SRGL desires to license to RA exclusive manufacturing rights and exclusive marketing rights for this device, including any derivative devices, substantially conforming to the specifications as well as the exclusive right to use its mark EX-308 on devices RA intends to manufacture and market.


B. In consideration of the foregoing, RA is willing to pay SRGL certain royalties on its Gross EX-308 Revenues during the royalty term as set forth herein. NOW THEREFORE, the parties agree as follows:

1. CERTAIN DEFINITIONS.

   (a) "Manufacturing Rights" means the exclusive and unencumbered right to manufacture.

   (b) "Marketing Rights" means the exclusive and unencumbered right to promote and sell.

   (c) "EX-308 Excimer Laser" is the name applied to any product cleared to market by the FDA under 510k k993328 and k020973 and bearing the mark "EX-308".

   (d) "Specifications" includes a list of parameters measuring performance, physical and other properties of the EX-308, including complete copies of the 510k submissions of the EX-308 Excimer Laser. These specifications may also include any drawings, charts, and tables sufficient to understand the performance and characteristics of the EX-308 Excimer Laser, but in no case shall SRGL be required to generate drawings or other materials to facilitate the transfer to RA

   (e) "Gross EX-308 Revenues" means one hundred percent (100%) of all amounts accrued by RA, its subsidiaries and its affiliates, as revenues, under generally accepted accounting principles consistently applied, from the sale or lease of a EX-308 Excimer Laser, but shall not include any amounts received for sales, use or other transaction taxes, duties or

   (f) "Royalty Term" means the twelve (12) consecutive calendar quarters, commencing with the first calendar quarter after the date of this Agreement in which RA has operating revenues from commercial subscriptions, advertising sales and/or consumer product royalties or, at the election of SRGL, any calendar quarter prior thereto.

Transfer and Royalty Agreement           1                   Initials __________

      (g) "RA Products" means products designed and manufactured by RA. If an RA product does not bear the mark EX-308 and is not represented as having been cleared under FDA 510k k993328 or k020973, sales of such RA product will not be included in gross EX-308 Revenues regardless of whether it was manufactured according to the specifications.

      (h) "Aggregate Royalties" shall mean the total of all royalties paid by RA to SRGL until the termination of this Agreement.

2. TRANSFER. In consideration of the agreement to pay royalties by RA as set forth in Section 3 below, SRGL transfers to RA exclusive Manufacturing and exclusive Marketing Rights in and to the EX-308 Excimer Laser. The Specifications will be delivered to RA within ten (10) days of the execution of this Agreement.


3. PAYMENT OF ROYALTIES. In consideration of the transfer made by SRGL pursuant to the provision of Section 2 above, RA hereby agrees to pay to SRGL royalties equal to three percent (3%) of RA's Gross EX-308 Revenues for each calendar quarter during the Royalty Term, up to the aggregate amount of thirty seven thousand five hundred ($37,500) dollars, after this amount has been reached, RA agrees to pay to SRGL royalties equal to one-half percent (0.5%) of RA's Gross EX-308 Revenues for each remaining calendar quarter during the Royalty Term. RA shall make the payments due to SRGL hereunder with respect to Gross EX-308 Revenues for each of the calendar quarters during the Royalty Term not later than sixty (60) days after the end of such calendar quarter. RA will not pay royalties on any RA Products not bearing the EX-308 mark. RA intends to develop laser devices having specifications substantially identical to the Specifications which will have separate and distinct FDA clearances. RA will notify SRGL when RA intends to conclude manufacturing and marketing of the EX-308. On that date, RA shall return the rights to manufacture and market under 510k k993328 and k020973 to SRGL and the Agreement shall be terminated according to Section 5.


4. AUDITED FINANCIALS, RECORDKEEPING AND INSPECTION. RA hereby agrees to provide to SRGL unaudited financial statements for each calendar quarter in the Royalty Term within thirty (30) days following the end of such calendar quarter. RA hereby agrees to provide to SRGL, upon request, financial statements audited by an accounting firm for each calendar in the Royalty Term within ninety (90) days following the end of such calendar year. If the Gross Revenues reported on such audited financial statements differ from the cumulative amounts shown on the quarterly reports for such calendar year, an adjustment payment shall be made by the party benefiting from the error to correct the error within twenty (20) days following delivery of the applicable audited financial statement. RA shall keep at its usual place or places of business complete records of its Gross Revenues for each calendar quarter, for a period of not less than three (3) years following the end of such calendar quarter, and will regularly make entries in such records at its earliest business convenience for the purpose of showing the amounts payable to SRGL hereunder. On not less than ten (10) days written notice, SRGL shall have the right, not more than once during any twelve (12) month period at mutually agreed upon times

Transfer and Royalty Agreement         2                    Initials __________
during normal business hours at SRGL's expense, to examine any and all of RA's records reflecting Gross Revenues for the sole purpose of verifying the accuracy of RA's reports of Gross Revenues and the performance of RA's obligations to make payments hereunder. In the event that any such examination by SRGL discloses an error in the determination of any amounts due hereunder that is confirmed by RA's independent auditors, an adjustment payment shall be made by the party which benefited from the error to correct the error within twenty (20) days following such independent auditor's confirmation of the error. In the event that any such examination by SRGL discloses an error in the determination of any amounts due hereunder, that is confirmed by RA's independent auditors, such that amount previously paid to SRGL was too low, SRGL shall be entitled to 8% on any unpaid amounts and SRGL thereafter shall be entitled to examine RA's books and records on a quarterly basis.


5. TERMINATION. This Agreement shall terminate at the end of the Royalty Term or earlier pursuant to notification from RA under Section 3, or if no royalty payment has been made to SRGL by RA for two consecutive quarters. Upon termination, RA shall immediately pay to SRGL the $37,500 minus the Aggregate Royalty. If the Aggregate Royalty exceeds $37,500, RA shall pay nothing to SRGL.


6. DISPUTE RESOLUTION. SRGL and RA agree that all disputes arising out of or concerning the terms of this Agreement will be subject solely to binding arbitration. The arbitrator selection and conduct of the arbitration will be pursuant to the Commercial Arbitration Rules of the American Arbitration Association. The place of the arbitration shall be in Orange County, California and judgment on the award may be entered in any court having jurisdiction thereof. If either party believes it is necessary to undertake discovery on asserted statutory claims, such party shall apply to the arbitrator or arbitrators for rights to undertake discovery, and the arbitrator shall allow discovery sufficient for either party to adequately arbitrate, vindicate, or defend the statutory claims, including access to essential documents and witnesses. At the conclusion of the arbitration, the arbitrator or arbitrators shall issue a decision in writing setting forth the essential findings and conclusions, and this decision is subject to review, confirmation, correction, or vacation pursuant to the provisions Code of Civil Procedure 1285 through 1288.8 in effect at the time the decision is rendered.


7. CONTROLLING LAW. This Agreement is entered into and to be performed in California, and it shall be interpreted and enforced under, and all questions relating thereto shall be determined in accordance with the laws of the State of California.


8. WAIVER. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver.

Transfer and Royalty Agreement          3                    Initials __________

9. PARTIAL INVALIDITY. The illegality, invalidity or unenforceability of any provision of this Agreement under the law of any jurisdiction shall not affect its legality, validity or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.


10. ENTIRE AGREEMENT. This Agreement is intended by the parties as a final expression of their agreement and as a complete and exclusive statement of the terms of their agreement with respect to its subject matter. This Agreement may not be contradicted by evidence of any prior or contemporaneous agreement, oral or written, and this Agreement may not be explained or supplemented by evidence of consistent additional terms. This Agreement supersedes, merges, and voids all prior representations, statements, negotiations, understandings, proposed agreements, and other agreements, written or oral, relating to its subject matter.


11. AMENDMENTS. This Agreement may not be amended, modified or supplemented except by a writing executed by both parties.


12. COUNTERPARTS. This Agreement may be signed in counterparts, each an original but all one and the same instrument.


13. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of the successors and assigns of SRGL and any successors and permitted assigns of RA, and shall be binding upon the successors and assigns of SRGL and of RA.


14. FURTHER ASSURANCES. The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other documents as any other party may reasonably request from time to time in order to carry out the intent and purpose of this Agreement contemplated hereby. Neither SRGL nor RA shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to them set forth in this Agreement and each shall promptly do all such acts and take all such measures as may be appropriate to enable them to perform as early as practicable the obligations herein required to be performed by them.


15. NOTICES. Any notice or other communication required or permitted under this Agreement shall be in writing and either personally delivered or deposited in the first class United States mail, prepaid, certified or registered, return receipt requested, addressed as follows:

Transfer and Royalty Agreement        4                      Initials __________

(a)       If to SRGL:

            Surgilight, Inc.
            12001 Science Dr. Ste. 140
            Orlando, Florida 32826
            Attn:  President


(b) If to RA:

            RA Medical Systems, Inc.
            7040 Avenida Encinas, #104-256
            Carlsbad, California 92009
            Attn:  President

Notice shall be deemed to have been given upon receipt. Either party may change its address by giving written notice of such change to the other party in the manner provided in this Section.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.


RA Medical Systems, Inc.                    Surgilight, Inc.

By: _______________________                 By: ______________________

Title:                                      Title:


Transfer and Royalty Agreement        5                      Initials __________